Exhibit 23.1

Consent of Independent Auditors

We consent to the incorporation by reference in the registration statements (Nos. 333-221329, 333-192164) on Form S-8 of RBC Bearings Incorporated of our report dated September 13, 2021, with respect to the combined financial statements of the Dodge Mechanical Power Transmission Business of ABB Asea Brown Boveri Ltd, which report appears in the Form 8-K of RBC Bearings Incorporated dated September 20, 2021.

/s/ KPMG AG

Zurich, Switzerland
September 20, 2021